                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         WINSTAR COMMUNICATIONS, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         [NAME OF FILER IF APPLICABLE]
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                          WINSTAR COMMUNICATIONS, INC.
                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------
                                 TO BE HELD ON
                                  JULY 1, 1999
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of WinStar Communications, Inc. ("WinStar") will be held at the W New York hotel, 541 Lexington Avenue, New York, NY 10022, on Thursday, July 1, 1999, at 10:00 a.m., for the following purposes, all as more fully described in the attached Proxy Statement:

          (i) To elect two Class II Directors, to serve for the ensuing three-year period and until their respective successors are elected and qualified;

          (ii) To approve an amendment to WinStar's 1995 Performance Equity Plan to increase the number of shares of Common Stock available for issuance upon exercise of options and other awards granted or which may be granted thereunder; and

          (iii) To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

     The Board of Directors has fixed the close of business on May 3, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

     For the first time, WinStar stockholders will have the opportunity to vote their WinStar shares via telephone or the Internet. Stockholders holding WinStar shares in their own names (registered stockholders) should refer to the instructions set forth on the enclosed proxy card. Stockholders holding WinStar shares in the names of their banks or brokers (beneficial owners) will receive separate voting instructions from their bank or broker. We encourage you to utilize these efficient and cost-effective voting methods.

                                             By Order of the Board of Directors,
                                             Timothy R. Graham
                                             Secretary

New York, New York
May 7, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

                          WINSTAR COMMUNICATIONS, INC.

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of WinStar Communications, Inc. ("WinStar") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of WinStar (the "Board") for use in voting at the Annual Meeting of Stockholders ("Meeting") to be held at the W New York hotel, 541 Lexington Avenue, New York, NY 10022, on Thursday, July 1, 1999, at 10:00 a.m., and at any and all adjournments thereof.

     WinStar's executive offices are located at 230 Park Avenue, New York, New York 10169. On or about May 7, 1999, this Proxy Statement and the accompanying form of proxy, together with a copy of WinStar's Annual Report to Stockholders for the year ended December 31, 1998, including financial statements, are being mailed to each stockholder of record at the close of business on May 3, 1999.

RECORD DATE AND OUTSTANDING SHARES

      The Board has fixed the close of business on May 3, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Meeting or any and all adjournments thereof. As of May 3, 1999, WinStar has issued and outstanding 47,640,046 shares of Common Stock and 4,212,693 shares of Series A Preferred Stock ("Series A Stock"), comprising all of WinStar's issued and outstanding voting stock (together, "Voting Stock"). Each holder of Voting Stock of WinStar will be entitled to one vote for each share of Voting Stock.

SOLICITATION AND REVOCATION

     Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the proxy have been designated as proxies by the Board. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees listed below under Proposal I, "FOR" the approval of the amendment to the 1995 Performance Equity Plan ("1995 Equity Plan") described below under Proposal II, and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Meeting and any adjournments thereof. In the event that any other matters are properly presented at the Meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of WinStar, by voting in person at the Meeting, or by delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

QUORUM

     The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted ("stockholder withholding") with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker nonvote") held in street name on a particular matter in the absence of instructions from the beneficial owner of such stock. The shares subject to a proxy which are not being voted on a particular matter (because of either stockholder withholding or broker nonvote) will not be considered shares present and entitled to vote on such matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that such shares are not being voted on any matter at the Meeting, in which case such shares will not be counted for purposes of determining the presence of a quorum.

VOTING

     Stockholders may vote their WinStar shares in one of three ways: by mail; by telephone or via the Internet. To vote by mail, date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need to be affixed if mailed in the United States). You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. To vote by telephone or the Internet, follow the instructions on the proxy card. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum. The prompt return of the completed proxy card or telephone or Internet vote will assist WinStar in preparing for the Meeting. Proxies, as well as telephone and Internet votes, are revocable by the stockholder at any time prior to the Meeting and will not affect a stockholder's right to vote in person at the Meeting.

     Under Proposal I, the Class II Directors will be elected by a plurality of the votes cast at the Meeting with respect to the election of directors. "Plurality" means that the two nominees who receive the highest number of votes will be elected as the Class II Directors of WinStar for the ensuing three-year period. Consequently, any shares not voted "FOR" the nominee (because of either stockholder withholding or broker nonvote), will not be counted in such nominee's favor.

     Proposal II, the amendment to the 1995 Equity Plan, must be approved by the affirmative vote of a majority of the votes cast at the Meeting. Abstentions from voting with respect to Proposal II are counted as "votes cast" with respect to such proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the Meeting but not entitled to vote on Proposal II (because of either stockholder withholding or broker nonvote) are not deemed "votes cast" with respect to Proposal II and therefore will have no effect on such vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table and accompanying footnotes on the following pages set forth certain information as of April 26, 1999 with respect to the Common Stock ownership of (i) those persons or groups who beneficially own more than 5% of WinStar's Common Stock, (ii) each director and director-nominee of WinStar,
(iii) WinStar's Chief Executive Officer and each of WinStar's other executive officers, including the former Vice Chairman (the "named executive officers"), and (iv) all directors and executive officers of WinStar as a group (in each case, based upon information furnished by such persons). Shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days of the date of the record date for the Meeting have been included in the following table.

                                                                                                      PERCENT
                                                                              NUMBER OF SHARES      BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                          BENEFICIALLY OWNED      OWNED**
---------------------------------------------------------------------------   ------------------    ------------------
William J. Rouhana, Jr.(1) ................................................        2,255,173(2)              4.7
Nathan Kantor(1) ..........................................................        1,001,506(3)              2.1
Timothy R. Graham(1) ......................................................          460,904(4)              1.0
Charles T. Dickson(1) .....................................................             --(5)                 --
Steven B. Magyar ..........................................................           75,403(6)                *
  Two Pine Point
  Lloyd Harbor, New York 11742
William J. vanden Heuvel ..................................................           74,000(7)                *
  812 Park Avenue
  New York, New York 10021
Bert Wasserman ............................................................          110,000(8)                *
  126 East 56th Street
  New York, New York 10022
James I. Cash .............................................................           70,000(9)                *
  Harvard University
  Graduate School of Business Administration
  Baker Library 187, Soldiers Field Road
  Boston, Massachusetts 02163

                                                                                                      PERCENT
                                                                              NUMBER OF SHARES      BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                          BENEFICIALLY OWNED      OWNED**
---------------------------------------------------------------------------       ----------              ------
FMR Corp. .................................................................        4,444,302(10)             9.4
  82 Devonshire Street
  Boston, Massachusetts MA 02019
GBU Inc. ..................................................................        3,764,023(11)             8.0
  GEM Capital Management, Inc.
  Gerald B. Unterman
  70 East 55th Street
  New York, New York 10022
All Directors and Executive Officers as a Group (9 persons) ...............        4,006,986(12)             8.0

------------------
  * Less than 1%.

 ** These percentages do not give effect to the outstanding Series A Stock.

 (1) The address of this person is c/o WinStar Communications, Inc., 230 Park Avenue, New York, New York 10169.

 (2) Includes 1,380,000 shares of Common Stock issuable upon exercise of certain options. Does not include (i) 50,000 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments commencing in March 2000 and (ii) 300,000 shares of Common Stock issuable upon exercise of options which become exercisable in January 2000. Mr. Rouhana has agreed that, during the term of Nathan Kantor's employment agreement with WinStar, he would vote all shares of Common Stock he controls in favor of Mr. Kantor as a director of WinStar.

 (3) Includes 984,865 shares of Common Stock issuable upon exercise of certain options. Does not include (i) 333,833 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments commencing in September 1999 or (ii) 20,000 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments commencing in March 2000.

 (4) Includes 85,000 shares of Common Stock issuable upon exercise of certain options. Does not include (i) 10,000 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments commencing in March 2000, (ii) 1,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in October 1999 or (iii) 50,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in April 2000.

 (5) Does not include (i) 200,000 shares of Common Stock issuable upon exercise of options exercisable in four equal annual installments commencing in December 1999, (ii) 1,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in October 1999 or (iii) 30,000 shares of Common Stock issuable upon exercise of options which become exercisable in five equal annual installments commencing in April 2000.

 (6) Includes (i) 1,000 shares of Common Stock owned by Mr. Magyar's spouse, as to which Mr. Magyar disclaims beneficial ownership, (ii) 1,670 shares of Common Stock owned by benefit plans of which Mr. Magyar is the sole trustee and primary beneficiary, and (iii) 60,000 shares of Common Stock issuable upon exercise of certain options.

 (7) Includes 70,000 shares of Common Stock issuable upon exercise of certain options. Also includes 500 shares owned by Mr. vanden Heuvel's spouse, as to which he disclaims beneficial ownership.

 (8) Includes 100,000 shares of Common Stock issuable upon exercise of certain options.

 (9) Represents 70,000 shares of Common Stock issuable upon exercise of certain options.

(10) FMR Corp. is the parent holding company of, among others, Fidelity Management & Research Company ("Fidelity Management"), a registered investment adviser which acts as investment adviser to various registered investment companies within the Fidelity family of investment funds. FMR Corp. and Fidelity Management are deemed to beneficially own shares of WinStar held by those funds over which they exercise control. Information with respect to this stockholder was derived from its Schedule 13G filed with the SEC in February 1999.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(11) Each of GBU Inc. ("GBU") and GEM Capital Management, Inc. ("GEM Capital") is a registered investment adviser which acts as investment adviser to various funds and managed accounts. Gerald B. Unterman is the President, a director and principal stockholder of GBU and GEM Capital. Mr. Unterman, GBU and GEM Capital are deemed to beneficially own shares of WinStar held by those funds and managed accounts over which they exercise control. Information with respect to these stockholders was derived from their
     Schedule 13G filed with the SEC in February 1999.

(12) Includes shares referred to as being included in notes (2) through (9). Excludes shares referred to in such notes as being excluded.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires WinStar's directors and executive officers and persons who beneficially own more than ten percent of WinStar's Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish WinStar with copies of all such reports they file. To WinStar's knowledge, based solely on review of the copies of such reports furnished to WinStar and written representations that no other reports were required during the year ended December 31, 1998, all filings under Section 16(a) were made as required.

                   PROPOSAL I: ELECTION OF CLASS II DIRECTORS

     The Board is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors (Class I), presently consisting of Timothy R. Graham and James I. Cash, will expire in 2001; the term of office of the second class of directors (Class II), presently consisting of Bert Wasserman and Nathan Kantor, will expire at the Meeting; and the term of office of the third class of directors (Class III), presently consisting of William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar, will expire in 2000. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected, or until his successor is duly qualified and appointed. WinStar's by-laws provide that, through August 1999, a majority of the members of the Board will be independent directors.

INFORMATION CONCERNING NOMINEES

     Two persons will be elected at the Meeting to serve as Class II Directors for a term of three years. The Board has nominated Bert Wasserman and Nathan Kantor, the incumbent Class II Directors, as the candidates for election. Unless otherwise specified in the form of proxy, the proxies solicited by the management will be voted "FOR" the election of these candidates. In case either of these nominees becomes unavailable for election to the Board, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. The following information was furnished by the nominees:

                               CLASS II DIRECTORS

     Nathan Kantor, 56, has been a director of WinStar since October 1994 and President and Chief Operating Officer of WinStar since September 1995. From 1991 to September 1995, Mr. Kantor was President of ITC Group, Inc. ("ITC"), a company which specialized in the development of emerging competitive telecommunications companies. Through ITC, Mr. Kantor coordinated all of WinStar's telecommunications operations from June 1994 to September 1995. From January 1985 to December 1990, he was President of MCI Telecommunications Corporation (Northeast Division). Mr. Kantor was a founder of MCI International, Inc., and served as its President and Chief Operating Officer from its founding in July 1982 to December 1984. From 1972 to 1982, Mr. Kantor held a number of senior management positions with MCI Communications, including Vice President of National Operations. Mr. Kantor also is currently the Chairman of the Board and Chief Executive Officer of Image Telecommunications Corp., a company involved in the development of information and video servers. Mr. Kantor is a graduate of Florida State University and the United States Military Academy at West Point.

     Bert Wasserman, 66, has been a director of WinStar since June 1995.
Mr. Wasserman served as Executive Vice President and Chief Financial Officer of Time Warner, Inc. from 1990 until his retirement in 1995 and served on the Board of Directors of Time Warner, Inc. and its predecessor company, Warner Communications, Inc. ("Warner Communications") from 1981 to 1995. He joined Warner Communications, Inc. in 1966 and had been an officer of that company since 1970. Mr. Wasserman is director of several investment companies in the Dreyfus Family of Funds. He is a director of Malibu Entertainment, Inc., Lillian Vernon Corporation and PSC Inc. He is a graduate of Baruch College and Brooklyn Law School.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                          EACH OF THE ABOVE NOMINEES.

INFORMATION CONCERNING OTHER DIRECTORS AND EXECUTIVE OFFICERS

                               CLASS I DIRECTORS

     James I. Cash, 51, has been a director of WinStar since January 1997. Professor Cash has been a member of the faculty of Harvard Business School since 1976, having taught in its Masters of Business Administration, Management Development and Advanced Management programs. Professor Cash currently serves as a trustee for Massachusetts General Hospital and the Massachusetts Computer Software Council, overseer for the Boston Museum of Science, and is a member of the Board of Directors of Cambridge Technology Partners, The Chubb Corporation, General Electric Company, Knight-Ridder, Inc., State Street Bank and Trust Company and Tandy Corporation. Professor Cash has authored numerous articles and several books on topics related to information technology and corporate management and structure and writes a regular column for Information Week magazine. Professor Cash is a graduate of Texas Christian University, Purdue University's Graduate School of Mathematical Sciences and Purdue University's Krannert Graduate School of Management.

     Timothy R. Graham, 49, has served as Executive Vice President and General Counsel of WinStar since October 1994 and has been a director of WinStar since January 1999. From October 1990 through September 1994, Mr. Graham was engaged in the private practice of law and served in various capacities with National Capital Management Corporation, a company engaged through its subsidiaries in various businesses, including the ownership of real estate rental properties, industrial manufacturing and insurance matters, including as Corporate Secretary and as President of its primary real estate and insurance subsidiaries. Prior to 1990, Mr. Graham was a partner in the law firm of Nixon, Hargrave, Devans & Doyle, specializing in corporate finance, regulatory and business law.
Mr. Graham was a Securities Law Editor of Barrister magazine, an American Bar Association publication, from 1985 to 1986 and has authored a number of publications, including "Public Offerings in the United States by Foreign Companies" and "Financing of Foreign Companies through United States Securities Markets." Mr. Graham also is a member of the Board of Advisors of the Instructional Television Station of the Archdiocese of New York. Mr. Graham is a graduate of Fordham Law School and the Georgetown University School of Foreign Service.

                              CLASS III DIRECTORS

     William J. Rouhana, Jr., 46, has been a director of WinStar since its inception, its Chairman of the Board since February 1991, and its Chief Executive Officer since May 1994. Mr. Rouhana was President and Chief Executive Officer of WinStar Companies, Inc., a merchant banking firm which focused on media and telecommunications investments ("WinStar Companies"), and its affiliates from 1983 until November 1995. Through WinStar Companies, he served, from August 1987 to February 1989, as Vice Chairman of the Board and Chief Operating Officer of Management Company Entertainment Group, Inc., a diversified distributor of entertainment products and, thereafter, as its Vice Chairman of the Board until May 1990. Mr. Rouhana was in private legal practice from 1977 to 1984, specializing in the financing of entities involved in the development of entertainment products and information services. Mr. Rouhana was Vice Chairman of the Board of Governors of the United Nations Association through 1997 and is a member of the Board of Directors of Business Executives for National Security. He also co-founded and is co-Chairman of the Humpty Dumpty Institute and a member of the Board of the Adopt-A-Minefield program. Mr. Rouhana is a Phi Beta Kappa graduate of Colby College, a Thomas J. Watson Fellow (1972-1973) and a graduate of Georgetown University School of Law.

     Steven B. Magyar, 50, has been a director of WinStar since June 1993. Since May 1994, Mr. Magyar has owned and operated a private business which specializes in financial services for high net worth individuals and business owners. From 1989 to May 1994, Mr. Magyar was a regional vice president of CIGNA Insurance Co. and during the preceding fifteen years held various sales and sales management positions with CIGNA. Mr. Magyar has served on CIGNA's strategic business development committee and has been a guest lecturer at New York University. Mr. Magyar also is a Certified Life Underwriter and Chartered Financial Consultant with the American College of Insurance. Mr. Magyar is a member of the General Agents and Managers Association, the National Association of Underwriters and the American Society of CLU and ChFC. Mr. Magyar is a graduate of Colby College.

     William J. vanden Heuvel, 69, has been a director of the Company since June 1995. Since 1984, he has served as Senior Advisor to Allen & Co., an investment banking firm, as well as counsel to the law firm Stroock & Stroock & Lavan. He served as a director of Time Warner from 1981 to 1993 and currently is a director of Zemex Corp., a New York Stock Exchange listed company engaged in the mining and exploitation of industrial minerals. Ambassador vanden Heuvel also has been a member of the IRC Group, a Washington D.C.-based consulting group made up of former United States ambassadors, since 1981. He was Chairman of the Board of Governors of the United Nations Association since 1993. From 1979 to 1981, Ambassador vanden Heuvel served as United States Deputy Permanent Representative to the United Nations. From 1977 to 1979, he served as United States Ambassador to the European Office of the United Nations and various other international organizations. He was Special Assistant to United States Attorney General Robert F. Kennedy from 1961 to 1964. Ambassador vanden Heuvel is a graduate of Deep Springs College, Cornell University and Cornell Law School. He is President of the Franklin and Eleanor Roosevelt Institute and Chairman of the Council of American Ambassadors.

                            OTHER EXECUTIVE OFFICER

     Charles T. Dickson, 44, has served as Executive Vice President and Chief Financial Officer of WinStar since December 1997. For the preceding four years, Mr. Dickson served as Chief Financial Officer of General Instrument Corporation. From 1984 to 1993, Mr. Dickson held numerous positions at MCI Communications Corp., including Vice President, Finance and Administration, for the National Accounts Division. From 1979 to 1984, Mr. Dickson was a consultant with ICF, Inc. providing financial analysis to clients in the energy and telecommunications industries. Mr. Dickson is a Phi Beta Kappa graduate of Clark University and received a masters degree in public policy from the University of California at Berkley.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Board met nine times during the year ended December 31, 1998. Each director attended seventy five percent or more of the meetings held during such year, except for Professor Cash who attended six meetings.

     The Board currently maintains a standing Audit Committee, Compensation Committee and Nominating Committee. Additionally, from time to time, the Board establishes special committees for specific purposes. The membership of the standing committees is as follows, with the committee chairman listed first:

          AUDIT COMMITTEE                    COMPENSATION COMMITTEE                 NOMINATING COMMITTEE
------------------------------------  ------------------------------------  ------------------------------------
           Bert Wasserman                       Steven B. Magyar                  William J. vanden Heuvel
          Steven B. Magyar                  William J. vanden Heuvel                  Steven B. Magyar
           James I. Cash                         James I. Cash                    William J. Rouhana, Jr.
      William J. Rouhana, Jr.               William J. Rouhana, Jr.

     The Board's Audit Committee met twice during the year ended December 31, 1998. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify, (i) recommending to the Board the appointment of independent accountants; (ii) reviewing the timing, scope and results of the independent accountants' audit examination and the related fees;
(iii) reviewing periodic comments and recommendations by WinStar's independent accountants and WinStar's response thereto; (iv) reviewing the scope and adequacy of internal accounting controls and internal auditing activities; and
(v) making recommendations to the Board with respect to significant changes in accounting policies and procedures. WinStar's by-laws provide that, through August 1999, a majority of the members of this Committee must be independent directors.

     The Board's Compensation Committee met four times during the year ended December 31, 1998. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify, (i) reviewing and recommending to the Board the policies relating to salaries, compensation and benefits of the executive officers and key employees of WinStar, and setting the salary, benefits and other compensation of the Chief Executive Officer,
(ii) reviewing any related party transactions on an ongoing basis for potential conflicts of interest and (iii) administering WinStar's stock option, stock purchase and other employee compensation plans. WinStar's by-laws provide that, through August 1999, a majority of the members of this Committee must be independent directors and that, absent approval of a majority of the independent members of the Compensation Committee, WinStar will not enter into any material transaction with a director, or an affiliate of a director, of WinStar.

     The Board's Nominating Committee met once during the year ended
December 31, 1998. The responsibilities of the Nominating Committee include, in addition to such other duties as the Board may specify, considering and recommending to the Board nominees for directors.

     WinStar pays each outside director $500 for his attendance at each meeting of a committee of which he is a member and $1,000 for his attendance at each meeting of the Board. In addition, on January 13th of each year during the term of WinStar's 1992 Performance Equity Plan (the "1992 Equity Plan"), assuming there are enough shares then available for grant under the 1992 Equity Plan, each person who is then a director of WinStar is awarded stock options to purchase 10,000 shares of WinStar's Common Stock at the fair market value thereof (as determined in accordance with the 1992 Equity Plan), all of which options are immediately exercisable as of the date of grant and have a term of ten years.

EXECUTIVE COMPENSATION

     The following table shows the compensation for the years ended December 31, 1998, 1997 and 1996 earned by (i) William J. Rouhana, Jr., the Chairman and Chief Executive Officer of WinStar, (ii) Nathan Kantor, Timothy R. Graham and Charles T. Dickson, the other executive officers of WinStar, and (iii) Steven G. Chrust, WinStar's former Vice Chairman.

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL
                                                                        COMPENSATION
                                                                     ------------------    LONG TERM COMPENSATION
                                                        FISCAL       SALARY      BONUS     ----------------------
NAME AND PRINCIPAL POSITION                            YEAR ENDED      ($)      ($)(1)     OPTIONS (# SHARES)
----------------------------------------------------   ----------    -------    -------    ----------------------
William J. Rouhana, Jr. ............................    12/31/98     554,387    750,000            910,000(2)(4)
  Chairman of the Board and                             12/31/97     483,658    500,000             10,000(4)
  Chief Executive Officer                               12/31/96     410,076    400,000            135,000(1)(4)
Nathan Kantor ......................................    12/31/98     519,237    625,000            510,000(2)(4)
  President and Chief Operating Officer                 12/31/97     448,085    450,000             10,000(4)
                                                        12/31/96     370,769    300,000             60,000(1)(4)
Timothy R. Graham ..................................    12/31/98     284,416    220,000             51,000(1)
  Executive Vice President                              12/31/97     225,000    225,000                  0
  and General Counsel                                   12/31/96     217,788    125,000             25,000(1)
Charles T. Dickson .................................    12/31/98     321,921    150,000             31,000(1)
  Executive Vice President                              12/31/97      11,923     30,000            250,000(3)
  and Chief Financial Officer                           12/31/96          --         --                 --
Steven G. Chrust(5) ................................    12/31/98     363,474    200,000             10,000(4)
  Former Vice Chairman                                  12/31/97     336,924    225,000             10,000(4)
                                                        12/31/96     317,809    225,000             45,000(1)(4)

------------------
(1) Represents or includes bonuses paid or stock options granted as compensation for the year indicated, the payment or grant of which was made in the subsequent calendar year.

(2) Includes options to purchase shares of Common Stock granted pursuant to the terms of the executive's employment agreement entered into in such year. See "Employment Agreements."

(3) Represents options granted to Mr. Dickson on the commencement of his employment in December, 1997. These options vest in equal installments over a five year period commencing on the first anniversary of the grant date.

(4) Includes or represents options to purchase 10,000 shares of Common Stock granted annually to directors of WinStar under the 1992 Equity Plan. See "Stock Option Plans."

(5) Mr. Chrust resigned as Vice Chairman and a director of WinStar, effective December 31, 1998.

     WinStar cannot determine, without unreasonable effort or expense, the specific amount of certain personal benefits afforded to its employees, or the extent to which benefits are personal rather than business. WinStar has concluded that the aggregate amounts of such personal benefits which cannot be specifically or precisely ascertained do not in any event exceed, as to each individual named in the preceding table, the lesser of $50,000 or 10% of the compensation reported in the preceding table for such individual, and that such information set forth in the preceding table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     This Report is made by the Compensation Committee of the Board of Directors of WinStar (as used in this Report, the "Committee"), which is the committee charged with establishing and administering the policies and plans which govern compensation for executive officers, including the named executive officers listed in the compensation tables in this Proxy Statement. The Committee consists of three non-employee directors and the Chief Executive Officer. The Committee's decisions and recommendations regarding the Chief Executive Officer are made solely by the non-employee members of the Committee.

EXECUTIVE COMPENSATION POLICIES AND OBJECTIVES

     The Committee evaluates the compensation levels of senior management and evaluates the various factors affecting compensation of WinStar's highest paid officers. The Committee believes that compensation to WinStar's executive officers should be designed to encourage and reward management's efforts to establish and strengthen WinStar's business and to create added value for stockholders. Such a compensation program helps to achieve WinStar's business and financial objectives and also provides incentives needed to attract and retain the highly qualified executives and other personnel needed for WinStar to achieve its goal of rapidly developing and expanding its telecommunications and other businesses and to successfully operate in a competitive marketplace. The Committee also attributes a substantial portion of each executive officer's compensation to WinStar's performance and the particular contribution made to WinStar by such officer and his business unit.

     The Committee's executive compensation objectives are:

     1) to ensure competitive levels of compensation that enable WinStar to attract, retain and motivate executives of outstanding ability and character to lead WinStar successfully in its highly competitive industry characterized by rapid technological change, innovation and significant capital investment requirements;

     2) to tie a meaningful portion of compensation to the achievement of improved long term stockholder value and other business objectives; and

     3) to provide equity-based long term incentives that directly link the compensation of executives to appreciation in WinStar's Common Stock and align the financial interests of the executives with those of WinStar's stockholders.

     The Committee reviewed many operational and strategic factors in evaluating WinStar's performance in 1998. Key factors considered were:

     1) achievement of performance targets fixed by the Board, including specific financial and operational targets such as revenue growth, EBITDA and capital expenditure goals in WinStar's core businesses.

     2) the quality of revenues generated, including the development of recurrent high-margin revenue streams in the telecommunications and data businesses through customer growth and network development, with an increased focus on on-net sales;

     3) the continued development of WinStar's integrated telecommunications services business, including such critical elements as:

          o the rapid expansion of WinStar's local broadband networks and the interconnection of those networks to create a national end-to-end broadband telecommunications network, including: the consummation of a strategic network development and equipment supply agreement with Lucent Technologies, the acquisition of indefeasible rights of use
            (IRUs) for intracity and intercity fiber from Williams Communications and Metromedia Fiber Networks, the acquisition of substantial additional roof rights, and the successful integration into WinStar's network of additional switches and other assets, including the integration of WinStar's voice and data telecommunications networks, all of which substantially increased the value of the network, as evidenced by the sale in 1998 of 2% of our Wireless Fiber capacity to Williams for $400 million;

          o the rollout of switched telephony services in an additional 13 markets in 1998, increasing the total number of markets served to 30, and the development of sales and support teams in each of those markets;

          o the inception and rapid growth of WinStar's data and Internet business, WinStar Broadband Services, which commenced in January 1998 when WinStar acquired the PacNet frame relay business from Midcom Communications and Tier I Internet service provider GoodNet from Telesoft Corp.;

          o the inception and growth of WinStar's international business, including the hiring of key executives, the acquisition of key spectrum rights overseas, and the consummation of a joint venture with KDD and Sumitomo for the development of a competitive telecommunications business in key Japanese markets; and

          o the further development of WinStar's network and management systems, including the roll out of WinStar's customer-centric C-Host system.

     4) the growth of WinStar's workforce from approximately 1,500 to 2,800 employees in 1998; and

     5) the successful planning for WinStar's future growth through the consummation of several key financing arrangements, including a $2 billion financing arrangement with Lucent.

     The Committee believes that WinStar appropriately rewarded its executive officers for their efforts throughout 1998 with respect to the Company's long and short term objectives.

EXECUTIVE COMPENSATION POLICY AND STRUCTURE

     The compensation of WinStar's executives during the prior year consisted of three principal parts--a base salary, an incentive bonus and equity compensation, typically in the form of a stock option grant which vests over a period of several years. As more fully described below, the bonus and equity components are discretionary, meaning that the total compensation of these executives depends upon several factors, including individual contribution, attainment of individual and business unit performance objectives, and company-wide performance; however, there is no specific weight given to each criterion and WinStar is not obligated to provide equity incentives, bonuses or increased cash compensation at any time. In addition, executives are entitled to various benefits, including medical and other insurance coverage and a 401(k) plan generally available to all employees of WinStar.

  Base Salary

     Base salaries are intended to compensate executives for their ongoing leadership skills and management responsibility and depend upon factors such as the executive's experience, capabilities and unique talents and strengths. The Chief Executive Officer and the Chief Operating Officer have employment agreements with WinStar under which their base salaries are set, subject to periodic review and adjustment to reflect among other things, changes in the duties and responsibilities of such officer, his contribution to WinStar's achievements during the prior year and the salaries paid to executives performing similar functions at companies of similar size and complexity to WinStar. The salaries of each of WinStar's executive officers was increased in 1998 based upon the terms of their respective employment agreements and/or the Committee's review of the factors relating to executive compensation levels described elsewhere in this Report. Base salaries of WinStar's other officers are reviewed annually by WinStar's senior executive officers based on the same policies and objectives applied by the Committee to senior management. The Committee reviews, but does not approve, the decisions regarding the salaries of such other officers.

  Bonus

     The incentive bonuses are dependent upon individual, business unit or division, and overall company performance. For purposes of determining annual bonuses, the Committee evaluates the achievement of goals set at the start of the year and compares WinStar's performance in that year to the prior year. The 1998 bonus amounts awarded to WinStar's executives were based upon these criteria. These accomplishments included the continued development and expansion in 1998 of WinStar's voice and data telecommunications businesses and its information services (new media) business, including the identification and negotiation of key strategic commercial, acquisition and financing transactions which helped to significantly accelerate WinStar's development and the growth of its network and business.

  Stock Options

     The third principal component of compensation arises from WinStar's grant of stock options. The Committee believes that stock options serve as important long-term incentives for employees by encouraging their continued employment and commitment to WinStar's performance. Accordingly, options become exercisable over a period of years, based on continued employment with WinStar, and generally remain exercisable for five years after vesting. The Committee believes that stock options are an excellent means to align the interests of WinStar's employees with those of its stockholders.

     The number of options granted to executive officers is determined by the Committee and generally is based upon the same factors considered with respect to that officer's bonus, as described above. In addition, the Committee strives to grant options at a level sufficient to provide a strong incentive for executives to work for the long-term success of the business. Option grants to other officers and employees are determined by senior management pursuant to an option grant program approved by the Committee. Under that program, employees are eligible for annual option grants, based once again upon their individual performance and the performance of their business unit and WinStar during the prior year, within a fixed range which varies depending upon the aggregate number of options approved by the Committee and the employee's level within the company.

     The Committee has reviewed the compensation of WinStar's executive officers and has concluded that their compensation was reasonable in view of WinStar's performance and the contribution of those officers to that performance.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As stated above, Mr. Rouhana's base salary for 1998 was determined in accordance with his employment agreement in effect for that year. His salary increased from the 1997 level based on the Committee's review of his performance, and that of WinStar, in 1998 and the level of compensation paid to Chief Executives of similarly situated companies. As a portion of his 1998 compensation, the Committee awarded Mr. Rouhana an incentive bonus of $750,000. This award was based on the Committee's evaluation of his performance and WinStar's achievements in 1998, which included, among other things, that
WinStar:

     o expanded the reach of its switched telecommunications services to 30 major metropolitan markets throughout the country;

     o developed a broad range of data and Internet services;

     o greatly accelerated the rollout of its local broadband networks through, among other things, WinStar's strategic relationship with Lucent and the acquisition of additional spectrum rights;

     o acquired key intracity and intercity dark fiber needed to connect WinStar's local broadband networks and to create a single national end-to-end broadband network;

     o commenced the rollout of WinStar's business internationally by making key acquisitions and entering into a joint venture in Japan;

     o delivered superior long term shareholder value over the past five years, based on metrics such as Annual Compound Return and Market Value Added; and

     o secured significant additional funding for WinStar's development in 1998 and thereafter, including a substantial multi-year commitment for financing of WinStar's network infrastructure development, and positioned WinStar to raise substantial equity capital at a favorable price early in 1999.

     In January 1998, WinStar and Mr. Rouhana entered into a new three year employment agreement, the terms of which were approved by the Committee. See "Employment Agreements" for a more detailed discussion of the terms of this agreement. The employment agreement provides for a minimum annual base salary, with annual increases as agreed upon by WinStar and Mr. Rouhana, a discretionary annual cash bonus, and a grant of stock options which vest over time and are exercisable at prices at or substantially above the market price of WinStar's stock on the date of the agreement. In making the decision regarding the grant of stock options, the Committee also evaluated Mr. Rouhana's performance relative to the guidelines described above, WinStar's achievements during the term of his prior contract, equity awards to the CEOs of comparable companies, his critical leadership role in WinStar's future success and the degree to which other companies have linked CEO compensation to stockholder returns. In addition, the Committee used subjective criteria that it deemed relevant in its reasonable business discretion, such as its opinions about the business environment and the particular challenges for WinStar as well as the potential market for Mr. Rouhana's services. The Committee believes that the new contract and compensation package is in line with industry and market standards and appropriate in light of his past performance and WinStar's aggressive plans for growth.

                   The Members of the Compensation Committee

                           Steven B. Magyar, Chairman
                            William J. vanden Heuvel
                                 James I. Cash
                            William J. Rouhana, Jr.

                             OPTION GRANTS IN 1998

     The following table sets forth certain information concerning individual grants of stock options during 1998 to each of the named executive officers:

                                                         INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                                  ----------------------------------------------------------------             VALUE
                                  NUMBER OF                                                           AT ASSUMED ANNUAL RATES
                                  SECURITIES    PERCENT OF                                                 OF STOCK PRICE
                                  UNDERLYING      TOTAL                                                     APPRECIATION
                                   OPTIONS      OPTIONS GRANTED    EXERCISE OR                            FOR OPTION TERM
                                   GRANTED      TO EMPLOYEES IN    BASE PRICE                         ------------------------
NAME                                 (#)        FISCAL YEAR (%)       ($)          EXPIRATION DATE      5%($)         10%($)
-------------------------------   ----------    ---------------    ------------    ---------------    ----------    ----------
William J. Rouhana, Jr. .......      10,000           0.14             29.00           1/13/08           182,000       462,000
  Chairman of the Board and         500,000           7.19             26.00               (1)         4,097,000     9,235,000
  Chief Executive Officer(1)        200,000           2.88             39.00               (1)          (832,000)    1,412,000
                                    200,000           2.88             52.00               (1)        (3,083,000)     (267,000)
                                   --------          -----                                            ----------    ----------
                                    910,000          13.09                                               364,000    10,842,000
                                   --------          -----                                            ----------    ----------
                                   --------          -----                                            ----------    ----------

Nathan Kantor .................      10,000           0.14             29.00           1/13/08           182,000       462,000
  President and Chief Operating     277,779           3.99             26.00           (2)               634,000     1,092,000
  Officer(2)                        111,111           1.60             39.00           (2)            (1,132,000)     (980,000)
                                    111,110           1.60             52.00           (2)            (2,416,000)   (1,122,000)
                                   --------          -----                                            ----------    ----------
                                    510,000           7.34                                            (2,732,000)     (548,000)
                                   --------          -----                                            ----------    ----------
                                   --------          -----                                            ----------    ----------

Timothy R. Graham .............       1,000           0.01             20.00           (3)                 6,216        14,656
  Executive Vice President and
  General Counsel

Charles T. Dickson ............       1,000           0.01             20.00           (3)                 6,216        14,656
  Executive Vice President and
  Chief Financial Officer

Steven G. Chrust ..............      10,000           0.14             29.00           1/13/08           182,000       462,000
  Former Vice Chairman(4)

------------------

(1) Reflects stock options granted to Mr. Rouhana in connection with the renewal of his employment agreement with WinStar on January 6, 1998. These options expire five years from the date of vesting. See "Employment Agreements."

(2) Reflects options granted to Mr. Kantor in connection with the renewal of his employment agreement with WinStar on September 6, 1998. These options expire five years from the date of vesting. See "Employment Agreements."

(3) These options vest in five equal annual installments commencing October 22, 1999 and have a term extending five years from the date of vesting.

(4) Mr. Chrust resigned as Vice Chairman and a director of WinStar, effective December 31, 1998.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning exercises of stock options during 1998 by each of the named executive officers and the fiscal year-end value of unexercised options held by such persons.

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                                                                           IN-THE-MONEY
                                                                                                           OPTIONS AT
                                                                                  NUMBER OF SECURITIES       FISCAL
                                                                                       UNDERLYING          YEAR-END(1)
                                                                                 UNEXERCISED OPTIONS AT      ($'S IN
                                                                                   FISCAL YEAR-END(#)      THOUSANDS)
                                         SHARES ACQUIRED    VALUE REALIZED     --------------------------  -----------
NAME                                     ON EXERCISE (#)  ($'S IN THOUSANDS)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE
---------------------------------------- ---------------  -------------------  -----------  -------------  -----------
William J. Rouhana, Jr. ................          --                 --         1,045,000      675,000         25,236
  Chairman of the Board and Chief
  Executive Officer
Nathan Kantor ..........................          --                 --         1,264,865      363,833         34,047
  President and Chief Operating Officer
Timothy R. Graham ......................     150,000              1,997            70,000       16,000          1,966
  Executive Vice President and General
  Counsel
Charles T. Dickson .....................          --                 --            50,000      201,000          1,100
  Executive Vice President and Chief
  Financial Officer
Steven G. Chrust(2) ....................          --                 --           627,000      127,000         18,013
  Former Vice Chairman

NAME                                      UNEXERCISABLE
----------------------------------------  -------------
William J. Rouhana, Jr. ................       4,625
  Chairman of the Board and Chief
  Executive Officer
Nathan Kantor ..........................       2,261
  President and Chief Operating Officer
Timothy R. Graham ......................         424
  Executive Vice President and General
  Counsel
Charles T. Dickson .....................       4,419
  Executive Vice President and Chief
  Financial Officer
Steven G. Chrust(2) ....................       3,909
  Former Vice Chairman

------------------
(1) Represents the difference between the aggregate market value at December 31, 1998 of the Common Stock underlying the options, based on a last sale price of $39.00 on that date, and the options' aggregate exercise price.

(2) Mr. Chrust resigned as Vice Chairman and a director of WinStar, effective December 31, 1998.

                               PERFORMANCE GRAPH

     The following graph and table compare the five-year stockholder returns of an investment in: (i) the Common Stock of WinStar, (ii) the Nasdaq Telecommunications Index and (iii) the Nasdaq Stock Market--US Index. The comparison assumes that $100 was invested on December 31, 1993 in WinStar's Common Stock and in each of the comparison groups and assumes reinvestment of dividends (though WinStar paid no dividends on its Common Stock during such period).

                                 [LINE GRAPH]


                         INDEXED RETURNS [12/31/93=100]

                                          RETURN        RETURN       RETURN       RETURN       RETURN        RETURN
                                         DEC. 1993     DEC. 1994    DEC. 1995    DEC. 1996    DEC. 1997    DEC. 1998
                                         ----------    ---------    ---------    ---------    ---------    ----------

WinStar
  Communications, Inc.................    $100.000     $ 288.000    $ 548.000    $ 672.000    $ 798.000    $1,248.000

Nasdaq Telecommunications
  Index...............................    $100.000     $  97.752    $ 138.265    $ 170.025    $ 208.532    $  293.832

Nasdaq Stock Market
  --US Index..........................    $100.000     $  83.458    $ 109.257    $ 111.717    $ 165.936    $  272.893

EMPLOYMENT AGREEMENTS

     In March 1995, William J. Rouhana, Jr. and WinStar entered into a three-year employment agreement. On January 6, 1998, Mr. Rouhana and WinStar entered into a new three year employment agreement, effective March 1, 1998, pursuant to which Mr. Rouhana continues to serve as WinStar's Chairman of the Board and Chief Executive Officer. The employment agreement provides for a minimum annual base salary of $537,500, with annual increases as agreed upon by WinStar and Mr. Rouhana. The employment agreement also provides that Mr. Rouhana is eligible for an annual cash bonus, payable at the discretion of the Compensation Committee, not to exceed 150% of his base salary then in effect. At the time of execution of this employment agreement, Mr. Rouhana was granted: (i) immediately exercisable options to purchase 300,000 shares of Common Stock for $26 per share, the closing sale price of the Common Stock on the day immediately preceding the agreement date; (ii) options to purchase 300,000 shares of Common Stock which vest on January 6, 1999, of which 100,000 are exercisable at a price of $26 per share and 200,000 are exercisable at a price of $39 per share; and (iii) options to purchase 300,000 shares of Common Stock which vest on January 6, 2000, of which 100,000 are exercisable at a price of $26 per share and 200,000 are exercisable at a price of $52 per share.

     Nathan Kantor became President and Chief Operating Officer of WinStar in September 1995, when he entered into a three-year employment agreement with WinStar. In September 1998, Mr. Kantor entered into a new three-year employment agreement with WinStar. The employment agreement provides for a minimum annual base salary of $518,350, with annual increases as agreed upon by WinStar and Mr. Kantor. The employment agreement also provides that Mr. Kantor is eligible for an annual cash bonus, payable at the discretion of the Chief Executive Officer and the Compensation Committee, not to exceed 125% of his base salary then in effect. At the time of execution of this employment agreement, Mr. Kantor was granted: (i) immediately exercisable options to purchase 166,167 shares of Common Stock for $26 per share, which is greater than the $21.50 closing sale price of the Common Stock on the business day immediately preceding the agreement date; (ii) options to purchase 166,917 shares of Common Stock which vest on September 6, 1999, of which 55,806 are exercisable at a price of $26 per share and 111,111 are exercisable at a price of $39 per share; and
(iii) options to purchase 166,916 shares of Common Stock which vest on September 6, 2000, of which 55,806 are exercisable at a price of $26 per share and 111,110 are exercisable at a price of $52 per share.

     Steven G. Chrust resigned as Vice Chairman and a director of WinStar, effective December 31, 1998. In connection with his resignation from these positions, Mr. Chrust entered into an amendment to his then existing employment agreement pursuant to which he continues his employment with WinStar as a regular, non-officer employee. Mr. Chrust will make himself available to the Chairman and senior management of WinStar to consult and assist WinStar as needed in strategic planning, corporate development and other matters.
Mr. Chrust continues to be paid his base salary of $350,000 per year, and is eligible to participate in WinStar's employee benefit programs. He is not eligible to participate in any bonus, stock option or similar incentive programs for 1999 or thereafter, nor is he eligible for benefits under his Executive Severance Agreement with WinStar described below. Mr. Chrust's amended employment agreement expires in January 2000.

     In April 1997, WinStar entered into Executive Severance Agreements (each a "Severance Agreement") with each of the named executive officers and certain other senior officers of WinStar and its subsidiaries. The Severance Agreement generally provides that, if during the two years following a Change of Control or potential Change of Control of WinStar (each as defined in the Severance Agreement), either (A) the covered executive's employment is terminated by WinStar (other than due to the executive's death or Disability or for Cause, as defined in the Severance Agreement) or (B) the covered executive terminates his or her employment with WinStar for Good Reason (as defined in the Severance Agreement), then such executive will be entitled to receive certain severance benefits, including a cash severance payment equal to one and one-half times the aggregate of (i) such executive's annual base salary then in effect plus
(ii) such executive's average full-year bonus over the prior two years. Additional benefits to which a covered executive would be entitled include continued medical and other insurance benefits for one and one-half years following termination and career outplacement services. As defined in the Severance Agreement, "Change of Control of WinStar" generally means that a third party has acquired 35% or more of WinStar's voting stock (whether through a stock purchase, exchange, tender offer or merger) or substantially all of WinStar's assets. A "potential Change of Control" of WinStar would occur if: (w) an agreement is entered into, the consummation of which would result in a Change of Control; (x) a third party makes a public announcement of an intention to take action that, if consummated, would result in a Change of Control of WinStar; (y) WinStar's Stockholder Rights Plan is triggered; or (z) the Board makes a good faith determination that a potential Change of Control has occurred. The Severance Agreement has an initial term of three years and renews automatically for successive one-year terms unless WinStar notifies the covered executive within six months prior to the end of the then current term that the Severance Agreement will terminate at the end of such term.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 9, 1998, a subsidiary of WinStar made the following loans to two of the named executive officers: (i) a loan in the amount of $2.0 million to Steven G. Chrust, who at that time was WinStar's Vice Chairman; and (ii) a loan in the amount of $5.3 million to William J. Rouhana, Jr., WinStar's Chairman and Chief Executive Officer. Each of these loans was payable on demand and bore interest at 1% over the prime rate. The proceeds of these loans were used to repay margin debt which was secured by shares of WinStar's Common Stock owned by these individuals. Mr. Chrust repaid the entire principal and interest on his loan on November 19, 1998 and Mr. Rouhana repaid the entire principal and interest on his loan on December 24, 1998.

     WinStar leases office space located in Westport, Connecticut from KKJ Properties, LLC, an entity controlled by Nathan Kantor. This is a month-to-month lease under which WinStar pays monthly rent of $6,600, which the company believes to be a fair market rate.

EQUITY COMPENSATION PLANS

     WinStar maintains the 1992 Equity Plan, under which a total of 1,500,000 shares of Common Stock were made available for grants to WinStar's key employees, officers, directors and consultants. Awards consist of stock options (both non-qualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1992 Equity Plan. On January 13th of each calendar year during the term of the 1992 Equity Plan, assuming there are enough shares then available for grant under the 1992 Equity Plan, each person who is then a director of WinStar is awarded stock options to purchase 10,000 shares of WinStar's Common Stock at the fair market value thereof (as determined in the accordance with the 1992 Equity Plan), all of which options are immediately exercisable as of the date of grant and have a term of ten years. These are the only awards which may be granted to a director of WinStar under the 1992 Equity Plan. As of April 26, 1999, options to purchase 599,819 shares of Common Stock were outstanding under the 1992 Equity Plan and there were 269,775 shares available for future grant under the 1992 Equity Plan.

     WinStar also maintains the 1995 Equity Plan, under which a total of 10,000,000 shares of Common Stock were made available for grants to WinStar's key employees, officers, directors and consultants. On March 5, 1999, the Board approved an amendment to the 1995 Equity Plan increasing the number of shares of Common Stock available thereunder by 5,000,000 shares, subject to approval by WinStar's stockholders. See "Proposal II." Awards may consist of stock options (both non-qualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Code), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1995 Equity Plan. As of April 26, 1999, options to purchase 9,143,245 shares of Common Stock were outstanding under the 1995 Equity Plan and there were 45,189 shares available for future grant under the 1995 Equity Plan.

     WinStar also maintains a Qualified Employee Stock Purchase Plan ("Stock Purchase Plan") which covers 750,000 shares of Common Stock. Under the Stock Purchase Plan, as currently administered by the Compensation Committee, employees other than senior management may use a portion of their salary to acquire shares of Common Stock on a monthly basis at a 15% discount to the market price of the Common Stock at the date of purchase.

     WinStar maintains a 401(k) Employee Savings Plan under which employees of WinStar and its subsidiaries may make voluntary contributions through payroll deductions. WinStar makes matching contributions, credited as of the date of a payroll deduction, equal to 25% of the first 6% of compensation contributed by an employee. WinStar's matching contribution is made by the issuance of Common Stock to such plan for the accounts of participating employees.

     Each of the 1992 Equity Plan and 1995 Equity Plan is administered by the Compensation Committee, which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of those plans. The Stock Purchase Plan is also administered by the Compensation Committee which defines, prescribes, amends and rescinds rules, regulations, procedures, terms and conditions relating to that plan, including the fixing of purchase price discounts and option periods in effect from time to time, and interprets, administers and construes the plan and makes all other determinations necessary or advisable for the administration of the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board's Compensation Committee is composed of Mr. Rouhana, WinStar's Chairman and Chief Executive Officer, Mr. Magyar, Mr. vanden Heuvel and Professor Cash. No executive officer of WinStar sits on the compensation committee of another entity, one or more of whose executive officers serves as a director of WinStar or on WinStar's Compensation Committee, nor does any executive officer of WinStar serve as a director of another entity, one or more of whose executive officers serves on WinStar's Compensation Committee.

  PROPOSAL II: APPROVAL OF AN AMENDMENT TO THE 1995 PERFORMANCE EQUITY PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF OPTIONS AND OTHER AWARDS
                   GRANTED OR WHICH MAY BE GRANTED THEREUNDER

     WinStar maintains the 1995 Equity Plan under which an aggregate of 10,000,000 shares of Common Stock are reserved for issuance upon exercise of options and other stock-based awards that may be granted thereunder. On
March 5, 1999, the Board approved an amendment to the 1995 Equity Plan, pursuant to which the number of shares available for issuance pursuant to grants made under the 1995 Equity Plan was increased by 5,000,000 shares, subject to approval by WinStar's stockholders at the Meeting.

     WinStar is a very rapidly growing company that operates in an intensely competitive industry. A particularly competitive area of WinStar's business is attracting and retaining talented employees (including executives, engineers, sales and support personnel and others), many of whom are regularly solicited by other companies offering attractive cash and equity compensation packages. To date, WinStar has been very successful in competing for this talent pool and has amassed an outstanding group of employees. In 1998 WinStar expanded its workforce from approximately 1,500 to 2,800 employees. It has been WinStar's policy to compensate all employees with stock options, in order to incentivize them and align their interests with those of the stockholders. Employee option grants are never made with an exercise price below the market value of WinStar's Common Stock on the grant date and these options typically vest over a period of years. During 1998, WinStar granted a total of 6,992,511 options to employees, with the average option grant being for 2,165 shares.

     We anticipate significant additional growth in the next several years, with our total workforce reaching over 4,300 by the end of 1999. It has been this growth, and WinStar's ability to attract and retain talented, dedicated employees, that has fueled the rapid expansion of the company's business and the creation of substantial shareholder value in recent years. As reported in The Wall Street Journal, for the five year period ended December 31, 1998, an investment in WinStar Common Stock yielded an average annual return of approximately 66%, one of the highest returns of any Nasdaq traded company over that period of time.

     It is imperative that WinStar continue to attract and retain the quality and quantity of employees that it has in the past in order to continue its growth and execute its business plan. If unable to do this, WinStar will be at a significant competitive disadvantage in the marketplace and shareholder value could be adversely impacted. The ability to continue to compensate employees with equity-based grants such as stock options is key to competing for talent. For this reason, we are requesting that the stockholders approve an increase in the number of shares available under WinStar's 1995 Equity Plan by 5,000,000 shares.

     If the 1995 Equity Plan is amended as proposed, then, if all the shares reserved thereunder were issued upon the exercise of options and other awards, such shares would be equal to approximately 16.75% of the total fully-diluted shares of WinStar Common Stock (assuming exercise of all other outstanding options and convertible securities and the issuance of all shares available under the Stock Purchase Plan) and 22.95% of the total outstanding shares of WinStar Common Stock (assuming no exercise of other outstanding options and convertible securities).

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL II.

                        SUMMARY OF THE 1995 EQUITY PLAN

ADMINISTRATION

     The 1995 Equity Plan (the "Plan") is administered by the Board or, at its discretion, by the Compensation Committee (the "Committee"). The Committee has full authority, subject to the provisions of the Plan, to award (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) other stock-based awards (collectively "Awards"). Subject to the provisions of the Plan, the Committee determines, among other things, the persons to whom from time to time Awards may be granted ("Holders" or "Participants"), the specific type of Awards to be granted (e.g., Stock Option, Restricted Stock), the number of shares subject to each Award, share prices, any restrictions or limitations on such Awards (e.g., the "Deferral Period" in the grant of Deferred Stock and the "Restriction Period" when Restricted Stock is subject to forfeiture), and any vesting, deferral, surrender, cancellation, acceleration, termination, exercise, forfeiture or other provisions related to such Awards. The interpretation and construction by the Committee of any provisions of, and the determination by the Committee of any questions arising under, either of the Plan, or any rule or regulation established by the Committee pursuant to the Plan, shall be final, conclusive and binding on all persons interested in either Plan. Awards under the Plan are evidenced by agreements between WinStar and the Participants.

SHARES SUBJECT TO THE PLAN

     The Plan, as amended, authorizes the granting of Awards whose exercise would allow up to an aggregate of 15 million shares of Common Stock to be acquired by the Holders of such Awards. In order to prevent the dilution or enlargement of the rights of Holders under the Plan, the shares of Common Stock authorized by the Plan are subject to adjustment by the Board in the event of a stock dividend, stock split, reverse stock split, merger, reorganization, consolidation, recapitalization or other change in corporate structure, in each case affecting all outstanding shares of WinStar's Common Stock as a whole. The shares of Common Stock acquirable pursuant to the Awards will be made available, in whole or in part, from authorized and unissued shares of Common Stock. If any Award granted under the Plan is forfeited or terminated, the shares of Common Stock that were available pursuant to such Award shall again be available for distribution in connection with Awards subsequently granted under the Plan.

ELIGIBILITY

     Subject to the provisions of the Plan, Awards may be granted to key employees, officers and directors who are deemed to have rendered or to be able to render significant services to WinStar and are deemed to have contributed or to have the potential to contribute to the success of WinStar. Awards may be granted only to persons who, at the time of such awards are, or have agreed to become, employees of WinStar or its wholly- or majority-owned subsidiaries ("Subsidiaries").

TYPES OF AWARDS

     Options. The Plan provides both for "Incentive" stock options ("Incentive Options") as defined in Section 422 of the Code, and for options not qualifying as Incentive Options ("Non-qualified Options"), both of which may be granted with any other stock based award under the Plan. The Committee will determine the exercise price per share of Common Stock purchasable under an Incentive or Non-qualified Option (collectively "Options"). The exercise price of an Option may not be less than 100% of the fair market value on the last trading day before the date of grant (or, in the case of an Incentive Option granted to a person possessing more than 10% of the total combined voting power of all classes of stock of WinStar, not less than 110% of such fair market value). An Incentive Option may only be granted within a 10-year period from the date the Plan was adopted and approved and may only be exercised within 10 years of the date of the grant (or within 5 years in the case of an Incentive Option granted to a person who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of WinStar). Subject to any vesting limitations or conditions the Committee may impose, Options may be exercised, in whole or in part, at any time during the term of the Option by giving written notice of exercise to WinStar specifying the number of shares of Common Stock to be purchased. Such notice must be accompanied by payment in full of the purchase price, in cash or in the discretion of the Committee, in securities of WinStar, a combination of cash and such securities or by such other means as the Committee may determine, consistent with the Plan and applicable law, including, for example, by WinStar making a loan to such participant to pay such purchase price and any associated taxes. Options granted under the Plan are generally exercisable only by the Holder during his or her lifetime. The Options granted under the Plan may not be transferred other than by will or by the laws of descent and distribution, except that the Committee may in its sole discretion allow a Non-qualified Option granted under the Plan to be transferable, subject to compliance with applicable securities laws.

     No Incentive Option, or any portion thereof, granted under the Plan may be exercised by the Holder unless he or she is employed by WinStar or a Subsidiary at the time of the exercise and has been so employed continuously from the time the Incentive Option was granted. However, in the event the Holder's employment with WinStar is terminated due to disability, the Holder may still exercise his or her Incentive Option for a period of one year (or such other lesser period as the Committee may specify at the time of grant) from the date of such termination or until the expiration of the stated term of the Incentive Option, whichever period if shorter. Similarly, should a Holder die while in the employment of WinStar or a Subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent Holder's Incentive Option for a period of one year from death (or such other greater or lesser period as the Committee specifies at the time of grant) or until the expiration of the stated term of the Incentive Option, whichever is shorter. Further, if the Holder's employment is terminated without cause or due to normal retirement (upon attaining the age of 65), then the portion of any Incentive Option which has vested by the date of such retirement may be exercised for the lesser of three months after retirement or the balance of the Incentive Option's term. The Committee is afforded more flexibility with respect to the terms of Non-qualified Options, since such options are not subject to Code requirements.

     Other. The Committee may grant Stock Appreciation Rights ("SARs" or singularly "SAR") in conjunction with all or part of any Option granted under the Plan, or may grant SARs on a free-standing basis. In conjunction with Nonqualified Options, SARs may be granted either at or after the time of the grant of such Nonqualified Options. In conjunction with Incentive Options, SARs may be granted only at the time of the grant of such Incentive Options. An SAR entitles the Holder thereof to receive an amount (payable in cash and/or Common Stock as determined by the Committee) equal to the excess fair market value of one share of Common Stock over the SAR price or the exercise price of the related Option, multiplied by the number of shares subject to the SAR. Additionally, the Committee may award shares of Restricted Stock, Deferred Stock and other stock-based awards either alone or in addition to, or in tandem with, other Awards granted under the Plan.

     Stock Reload Options. The Committee may grant Stock Reload Options in conjunction with any Option granted under the Plan. In conjunction with Incentive Options, Stock Reload Options may be granted only at the time of the grant of such Incentive Option. In conjunction with Non-qualified Options, Stock Reload Options may be granted either at or after the time of the grant of such Non-qualified Options. A Stock Reload Option permits a Holder who exercises an Option by delivering already owned stock (i.e., the stock-for-stock method), to receive back from WinStar a new Option (at the current market price) for the same number of shares delivered to exercise the Option.

     Acceleration of Award Vesting. Generally, under the Plan, if (i) any person or entity other than WinStar and/or any director, officer or principal stockholder of WinStar as of the date the Plan was adopted acquires securities of WinStar (in one or more transactions) representing certain specified percentages or more of the total voting power of all WinStar's securities then outstanding and (ii) the Board does not authorize or otherwise approve such acquisition, then, the vesting periods of any and all Options and other awards granted and outstanding under the Plan will be accelerated and all such Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all shares of Common Stock subject to such Options and awards on the terms set forth in the Plan and the respective agreements respecting such Options and awards.

WITHHOLDING TAXES

     Upon the exercise of any Award granted under the Plan, the Holder may be required to remit to WinStar an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of Common Stock. Subject to certain stringent limitations under the Plan and at the discretion of the Committee, the Holder may satisfy these requirements by electing to have WinStar withhold a portion of the shares to be received upon the exercise of the Award having a value equal to the amount of the withholding tax due under applicable federal, state and local laws.

TERM AND AMENDMENTS

     Unless terminated by the Committee, the Plan shall continue to remain effective until such time as no further Awards may be granted and all Awards granted under the Plan are no longer outstanding. The Committee may at any time, and from time to time, amend the Plan, except that no amendment may be made which would impair the rights of any Holder of an existing Option or other Award without such Holder's consent.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the federal income tax consequences of participation in the Plan is only a summary of the general rules applicable to the grant and exercise of Options and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the Plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

     Incentive Options. The Participant will recognize no taxable income upon the grant or exercise of an Incentive Option. WinStar will not qualify for any deduction in connection with the grant or exercise of Incentive Options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to the Participant, the Participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets. The excess, if any, of the fair market value of the shares on the date of exercise of an Incentive Option over the exercise price will be treated as an item of adjustment for a Participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the Participant.

     If Common Stock acquired upon the exercise of an Incentive Option is disposed of prior to the expiration of the holding periods described above, (i) the Participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) WinStar will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price, which is the same amount included in regular taxable income.

     Nonqualified Options. With respect to Non-qualified Options (i) upon grant of the option, the Participant will recognize no income; (ii) upon exercise of the option (if the shares of Common Stock are not subject to a substantial risk of forfeiture), the Participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and WinStar will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and (iii) WinStar will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the Participant. On a disposition of the shares, the Participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

     If the shares acquired upon exercise of a Non-qualified Option are subject to a substantial risk of forfeiture, the Participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless such Participant timely files under Code Section 83(b) to elect to be taxed on the receipt of shares, and WinStar will qualify for a corresponding deduction at such time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount (if any) paid for the shares.

     Stock Appreciation Rights. Upon the grant of a SAR, the Participant recognizes no taxable income and WinStar receives no deduction. The Participant recognizes ordinary income and WinStar receives a deduction at the time of exercise equal to the cash and fair market value of Common Stock payable upon such exercise.

                              INDEPENDENT AUDITORS

     Grant Thornton LLP served as WinStar's independent certified public accountants for the year ended December 31, 1998. The Board has selected Grant Thornton LLP as WinStar's independent certified public accountants for the fiscal year ending December 31, 1999. A representative of Grant Thornton LLP will have the opportunity to address the stockholders if he so desires and is expected to be present at the Meeting. The representative will be available to answer appropriate questions from stockholders.

                           1999 STOCKHOLDER PROPOSALS

     In order for stockholder proposals for the 2000 Annual Meeting of Stockholders to be eligible for inclusion in WinStar's Proxy Statement, they must be received by WinStar at its principal office in New York, New York by January 7, 2000. A stockholder must have been a registered or beneficial owner of at least 1% of WinStar's outstanding stock or stock with a market value of at least $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date on which the 2000 Annual Meeting of Stockholders is held.

                                 OTHER MATTERS

     The Board knows of no matter that will be presented for consideration at the Meeting other than the matters referred to in this Proxy Statement. Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     The cost of proxy solicitations will be borne by WinStar. In addition to solicitations of proxies by use of the mails, some officers or employees of WinStar, without additional remuneration, may solicit proxies personally or by telephone. WinStar may also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and may reimburse them for reasonable expenses related thereto. Additional solicitation of proxies may be made by an independent proxy solicitation firm or other entity possessing the facilities to engage in such solicitation. WinStar has engaged Georgeson & Company Inc. to assist in the solicitation of proxies and will be required to pay such firm reasonable fees and reimburse expenses incurred by such firm in the rendering of such solicitation services.

                                                Timothy R. Graham
                                                Secretary

New York, New York
May 7, 1999

                                                                WINSTAR [LOGO]

Instructions for Voting Your Proxy

WinStar Communications, Inc. is now offering stockholders of record three alternative ways of voting your proxies:

o  By Telephone (using a touch-tone phone)  o Via the Internet (using a browser)
                            o By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient ways of voting, 24 hours a day, 7 days a week.

 TO VOTE BY PHONE  Available only until 5:00 p.m. Eastern time on June 30, 1999.
    o This method of voting is available for residents of the U.S. and Canada.
    o On a touch-tone phone, call TOLL-FREE 1-888-698-4991, 24 hours a day, 7 days a week.
    o You will be asked to enter ONLY the CONTROL NUMBER shown below.
    o Have your proxy card ready, then follow the simple recorded instructions.
    o Your vote will be confirmed and cast as you direct.

 TO VOTE BY INTERNET  Available only until 5:00 p.m. Eastern time on June 30, 1999.
    o Visit our Internet voting Website at http://www.cybervote.georgeson.com.
    o Enter both the COMPANY NUMBER AND CONTROL NUMBER shown below.
    o Follow the simple instructions on the screen.
    o You will incur only your usual Internet charges.

 TO VOTE BY MAIL
    o Mark, sign and date the attached proxy card and return it in the postage-paid envelope enclosed.
    o If you are voting by telephone or the Internet, please do not mail your proxy card.

                         COMPANY NUMBER           CONTROL NUMBER



              TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

|X| Votes must be indicated,
    as in example to the left,
    in Black or Blue ink.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NOS. 1 AND 2


1. Election of the following Directors:
NATHAN KANTOR and BERT WASSERMAN

                  FOR ALL            WITHHOLD AUTHORITY to         FOR ALL
              Nominees listed    vote for all nominees listed      EXCEPT*
                    |_|                       |_|                   |_|

(*INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT" box and write that nominee's name in the space provided.)

*Exceptions__________________________________________________


2. Approval of the amendment to WinStar's 1995 Performance Equity Plan.


                    FOR       AGAINST        ABSTAIN
                    |_|         |_|            |_|

3. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

|_| Check here if you plan on attending the meeting.

Date                             , 1999
    ----------------------------


---------------------------------------
       Name of Stockholder(s)

---------------------------------------
              Signature

---------------------------------------
       Signature if held jointly

WINSTAR [LOGO]

                         WINSTAR COMMUNICATIONS, INC.
                  230 Park Avenue, New York, New York 10169

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders to be Held on July 1, 1999

                                     PROXY

The undersigned Stockholder(s) of WINSTAR COMMUNICATIONS, INC., a Delaware corporation ("WinStar "), hereby appoints Timothy R. Graham and William J. Rouhana, Jr., or either of them, with full power of substitution and power to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Stockholders of WinStar to be held on July 1, 1999 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below.


IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

IMPORTANT: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give FULL title as such. If a corporation, please provide the FULL corporate name and the signature of the authorized officer signing on its behalf. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?

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